Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 30th day of March, 2017, by and between the TAUBMAN COMPANY LLC, a Delaware limited liability company (“Employer”), and PAUL WRIGHT (“Executive”).

SECTION 1.	SERVICES; TERM

1.1Engagement. Employer has agreed to employ and, subject to the provisions of this Agreement, shall continue to employ Executive, and Executive shall serve Employer on a full-time and exclusive basis as Executive Vice President, Global Head of Leasing, commencing April 1, 2017 (the “Start Date”). In such capacity, Executive shall be responsible for leading and overseeing Employer’s and its subsidiaries’ and affiliates’ leasing efforts globally, and shall perform such other services for and on behalf of Employer as directed from time to time by Employer reasonably consistent with Executive’s title, position, authority, duties, and responsibilities, all in accordance with the business purposes of Employer.

1.2Duty to Employer. For so long as Executive shall be employed hereunder, Executive shall devote all of his business time, energy and ability to the business, affairs and interests of Employer and its subsidiaries and to matters related thereto, shall faithfully and diligently promote Employer’s interests and shall perform the services contemplated by this Agreement. Executive agrees to observe and comply with the written policies, lawful rules and regulations of Employer respecting the performance of Executive’s duties and agrees to carry out and perform all such reasonable orders, directions and policies of Employer, as they may be, from time to time, stated either orally or in writing.

1.3Term.

(a) Unless earlier terminated in accordance with Section 4 hereof, Employer shall employ Executive, and Executive shall serve Employer, in accordance with the provisions of this Agreement for the term (the “Term”) commencing on the Start Date and continuing through March 30, 2019. Notwithstanding the foregoing, Employer reserves the right to terminate this Agreement at any time for “good cause” or without “good cause” in accordance with Section 4 hereof. The Term may be extended for an additional two (2) years (i.e. expiring on March 30, 2021), at the mutual written agreement of Employer and Executive, each in their sole discretion.
(b) Upon expiration of the Term of this Agreement (but for sake of clarity not upon any earlier termination), if Employer does not offer Executive employment in Asia at least as comparable to the head of leasing for Taubman Asia that Executive previously held, then, subject to Section 4.3 (e) below, (i) Employer shall pay Executive a lump sum equal to Executive’s then current annual Base Salary and annual Target Bonus as separation pay, and (ii) Executive’s then outstanding RSU Awards and PSU Awards shall automatically vest as additional separation pay.

SECTION 2.	COMPENSATION

2.1Salary.

(a) Commencing as of April 1, 2017 through March 30, 2018, Executive will be paid a salary (the “Base Salary”), in U.S. Dollars, in the amount of $425,000 per annum, in equal biweekly installments. Employer and Executive agree to review the Base Salary annually to determine whether any increase is appropriate, and if the salary is adjusted, then for purposes of this Agreement, such salary as adjusted shall become the Base Salary from and after the effective date of the adjustment; however, Employer will make the final decision in its sole discretion.
(b) In addition to the Base Salary, commencing as of April 1, 2017 through March 30, 2019, Executive will be paid an additional sum of US$410,000 per annum, in equal biweekly installments (the “Additional Salary”) in lieu of a travel allowance and in recognition of the global role of Executive.
2.2Cash Bonus.

(a) During the Term, Executive will be eligible to receive an annual cash bonus, determined by Employer in its sole discretion, which will be paid in U.S. Dollars, in such amount as Employer may determine based on Employer’s performance and Executive’s achievement of performance goals established by Employer, in good faith consultation with Executive, in February of each year. Executive’s “target bonus” (“Target Bonus”) will be 50% of his Base Salary for each year during the Term. The actual Target Bonus payout is based on individual and Company performance and is not guaranteed. The Target Bonus, determined by Employer in its sole discretion, will be paid at the same time Employer pays its cash bonuses generally.
(b) During the Term, Executive will be paid an additional bonus (the “Additional Bonus”) in the amount of US$250,000 per annum which will be paid in equal biweekly installments and will be subject to the clawback provision below. If Employer determines, in its sole discretion, exercised in good faith, after year-end that the Additional Bonus was not warranted due to Employer or individual performance, Employer will withhold from the following year’s Target Bonus and/or Additional Bonus payment or, in the event of termination or expiration of this Agreement, Executive shall repay to Employer, such amounts determined by Employer. If Employer determines after year-end that the Additional Bonus payment should be in excess of US$250,000 based on Employer or individual performance, an additional payment, equal to such excess will be made at the time annual bonus payments are processed.

2.3    Long-Term Incentive.
(a) Executive will be eligible for an annual Restricted Share Unit Award (the “RSU Award”) with a three-year cliff vest under the Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan. The RSU Award will have a grant value target of 80% of Executive’s Base Salary.

(b) Executive will be eligible for an annual Performance Share Unit Award (the “PSU Award”) under the Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan. The target grant value of the PSU Award will be US$335,000, but may vest at a multiple of that amount (e.g., 0 to 3x). The PSU Award will have a three-year cliff vest and will be subject to the same PSU performance metrics as Employer’s other Operating Committee members’ awards are.

(c) Executive will be eligible for these annual RSU Award and PSU Award grants in March of 2017 and 2018, and if the Term is extended for an additional two years pursuant to Section 1.3 (a) above, in March of 2019 and 2020.

(d) The RSU Award and the PSU Award shall be set forth in separate award agreements which will contain additional terms and conditions and which will supersede the general description of the awards set forth herein.

(e) Executive has previously received RSU Awards in calendar year 2015 and calendar year 2016 (“Existing Awards”). Employer agrees that, if and when the Existing Awards vest, Employer will provide a tax equalization benefit (in the form of cash and/or shares in Taubman Centers, Inc., at Employer’s soleelection) in an amount that will provide Executive with the same net value received, after income taxes, as if Executive was employed in Hong Kong. Such amount shall be determined by Employer in its good faith, reasonable discretion. For the sake of clarity, such amount will include not only the difference in the additional taxes to be incurred as a result of Executive working in the United States, but such difference will also be “grossed up” to account for the US income taxes on such difference.

2.4    Benefits.
(a)For the duration of Executive’s employment hereunder, Employer will provide Executive with the following benefits:

Relocation:
Executive will be eligible for Employer’s standard international relocation benefit per Employer’s Relocation Policy, which includes reasonable amounts for shipment of household goods, new home closing costs, temporary housing, and any obligations under Executive’s current lease in Hong Kong after the Executive takes residence in the US.

Employer will reimburse Executive for his reasonable out of pocket expenses incurred in relocating back to Hong Kong after the expiration or termination of this Agreement unless Employer terminates this Agreement for “good cause” or Executive terminates this Agreement, other than for “good reason”.

Health Insurance:	Executive will be eligible for the standard benefits for Operating Committee members of Employer.

Life Insurance:	Employer will provide Executive with its standard life insurance benefits subject to medical underwriting approval.

AD&D Insurance:	Employer will provide Executive with its standard accidental death and dismemberment insurance.

Long-Term	Employer will provide Executive with its standard long-

Disability:	term disability benefits.

Tax Preparation:	Employer will reimburse Executive for his reasonable, out of pocket expenses incurred in preparation of his US income tax return during the Term.
(b)To the extent that Executive meets eligibility requirements applicable to employees generally in any other benefit plan of Employer, Executive shall be entitled to participate in such plan, (e.g. 401(k) plan).

(c)Except as provided otherwise in this Agreement, Executive shall not participate in or be eligible to participate in any bonus, pension, profit, long-term incentive pay, and severance or incentive compensation plan of Employer or any of its affiliates, including without limitation any auto or education benefit. In no event shall Executive be entitled to benefits under both an Employer (or affiliate) plan and a comparable plan of any other entity, and in no event shall Executive be entitled to duplicative benefits under any plans of Employer and/or its affiliates or such other entities. Except insofar as benefits are explicitly granted in the other provisions of this Agreement, Employer reserves the right to modify, suspend or discontinue any and all benefit plans, practices, policies and programs at any time (whether before or after termination of employment) without notice to or recourse by Executive.

2.5    Vacation. (a) Executive shall be paid out for 20 days of unused Annual Leave (vacation) time in March 2017 by his current employer, Taubman Asia Management Limited. Annual Leave time in excess of 20 days shall be transferred to Executive’s US Paid Time Off (“PTO”) Bank. Executive will accrue 35 PTO days per annum in equal biweekly accruals effective the first pay period beginning after April 1, 2017.
(b)    In addition to such vacation time as is provided in paragraph (a) above, in each calendar year, Executive shall be entitled to such statutory holidays as are required by local law where Executive’s office is located.
2.6    Taxation. Executive shall be solely responsible to pay all taxes and any other imposts as may be levied or assessed by any competent authority on any sums paid and/or other benefits provided to Executive by Employer. All compensation payable hereunder, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

SECTION 3.	BUSINESS EXPENSES

During the term of this Agreement, to the extent that such expenditures constitute ordinary and necessary business expenses, Employer shall reimburse Executive promptly, for reasonable business expenditures, including business travel, entertainment and business meetings, substantiated in accordance with written lawful policies, practices and procedures established from time to time by Employer and incurred in pursuit and furtherance of Employer’s business and good will.

SECTION 4.	TERMINATION

Executive shall continue to be employed by Employer hereunder until the expiration of the Term or such earlier date as his employment is terminated pursuant to this Section 4.
4.1Termination by Employer.

(a)Disability. In the event that Executive shall fail, because of illness, incapacity or injury which is determined to be total and permanent by a physician selected by Employer or its insurers to render for an aggregate of one hundred and eighty (180) days in any rolling twelve (12) month period the services contemplated by this Agreement, Executive’s employment hereunder may be terminated by written notice of termination from Employer to Executive.

(b)Death. In the event of Executive’s death, Executive’s employment hereunder shall be deemed automatically terminated.

(c)For Good Cause. Employer may terminate Executive’s employment hereunder at any time for “good cause” by written notice of termination to Executive if

(1)Executive has been convicted of or pleads nolo contendere to (or the procedural equivalent of either in a foreign jurisdiction) a felony or other crime that reasonably could be expected to result in harm to Employer or its reputation;

(2)Executive has materially breached any fiduciary duty to Employer;

(3)Executive has engaged in habitual drug or alcohol abuse which materially impairs his ability to perform his duties;

(4)Executive has violated any law, rule or regulation, or policy of Employer that has or reasonably could be expected to have a material adverse impact on Employer;

(5)Executive is legally incompetent to manage his business affairs;

(6)Executive has filed, or consented to, any petition or other proceeding in bankruptcy with respect to himself;

(7)any third party has filed a petition or instituted any other proceeding, which is not contested, seeking to find Executive bankrupt or insolvent; or

(8)Executive has materially breached any provision of this Agreement or materially violated any lawful written policy of Employer and has failed to cure such breach, if curable, within ten (10) business days after receiving written notice thereof. If Executive materially breaches any such provision and is given such ten (10) business day notice, Executive shall not be entitled to any notice or cure prior to termination for any subsequent similar breaches.

(d)Without Good Cause. Employer shall have the right to terminate Executive’s employment with Employer at any time upon written notice of termination from Employer to Executive.

4.2    Termination by Executive.
For Good Reason. Executive may terminate his employment hereunder at any time for “good reason” by written notice of termination to Employer in the event that (i) Employer has materially breached any of the provisions of this Agreement, including without limitation, any failure to pay Executive compensation due hereunder or any reduction in Executive’s salary, Target Bonus, Additional Bonus or RSU or PSU Awards, as the case may be, below the amounts provided in Section 2, which breach is not cured within thirty (30) days after Executive notifies Employer thereof in writing; (ii) Employer significantly changes the duties and responsibilities of Executive inconsistent in any material and adverse respect with Executive’s title and position (including status and officer positions), authority, duties or responsibilities; or (iii) Employer relocates Executive’s principal place of employment or principal office to a location outside of the United States or Hong Kong.
Without Good Cause. Executive may, at any time, terminate his employment hereunder upon giving Employer at least ninety (90) days’ prior written notice.
4.3Effects of Termination.

(a)Payments. In the event that, prior to the end of the Term, Executive’s employment is terminated by Employer for other than “good cause,” death or disability, or is terminated by Executive for “good reason,”

(1)Executive’s Base Salary and Additional Salary shall continue to be paid to him until the end of the Term;

(2)Executive will receive his Target Bonus and Additional Bonus under Section 2.2 hereof for the period ending at the end of the Term or prorated for any partial year that may fall within the aforementioned period;

(b) Employer will reimburse Executive for the cost of continuing his health insurance coverage under Employer’s benefit plans for the maximum continuation period allowed under such plans, but not longer than three (3) months; provided, however, that (i) subject always to Executive’s obligations under Section 6.1, Executive shall in good faith endeavor to find other comparable employment, and (ii) any salary or bonus continuation due to him under this Section 4.3 will be subject to reduction on a dollar-for-dollar basis according to any cash compensation earned by him as a result of such other employment.
(c) Unreimbursed Business Expenses. In addition, and without limiting the other rights of Executive or the other obligations and covenants of Employer hereunder, in the event that, at any time, Executive’s employment is terminated for any reason or cause and under any circumstances, unreimbursed business expenses incurred by Executive in accordance with Employer’s lawful written policies prior to such termination shall be reimbursed to him.
(d) Resignation from Other Positions. At such time as Executive’s employment hereunder ceases, Executive shall, at Employer’s request, resign immediately from any and all directorships or other positions which Executive may hold with respect to Employer or any subsidiary or affiliate thereof.
(e) Resignation and Release of Claims. Promptly following expiration or termination of Executive’s employment hereunder, and as a precondition to Executive being entitled to receive any separation pay or benefits, Executive shall execute and deliver to Employer a Resignation and Release of Claims in substantially the form attached hereto as Exhibit A (subject to modification by Employer as may be necessary to ensure that all waivable claims are properly covered).
4.4Remedies on Termination.

(a)No Limitation. Employer’s exercise of its right to terminate shall be without prejudice to any other right or remedy to which it or any of its affiliates may be entitled at law or in equity or under this Agreement.

(b)Exclusive Remedy. Upon expiration or termination of Executive’s employment hereunder, Executive agrees that payment of the amounts required by Section 4.3(a) or any D&O Liability Insurance shall constitute the sole and exclusive obligation of Employer in respect of Executive’s employment with and relationship to Employer and that Executive shall not be entitled to any other remedy for termination of his employment hereunder except for such payment, all in accordance with the terms hereof and subject to any limitations hereunder. Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of Executive’s employment hereunder.

SECTION 5. REPRESENTATIONS AND WARRANTIES

5.1Representations and Warranties of Each Party. Each party hereto represents to the other as follows:

(a)Such party has the authorization power and right to execute, deliver and fully perform its obligations hereunder in accordance with the terms hereof,

(b)This Agreement does not require any authorization, consent, approval, exemption or other action by any other party and does not conflict with or result in the breach of the terms, conditions or provisions of, constitute a default under, or result in a violation of any agreement, instrument, order, judgment or decree to which such party is subject.

5.2Additional Representations and Warranties of Executive. In addition to the representations and warranties given above, Executive represents, warrants and covenants to Employer as follows:

(a)Executive has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered hereunder. There are no circumstances which will interfere with, or prevent, Executive using his best efforts in the course of his employment with Employer.

(b)Executive will not bring to Employer for use in the performance of Executive’s duties hereunder any confidential or proprietary information or property of any other person without the express written consent of such other person.

(c)There are no prior, pending or existing customer complaints, or regulatory, self-regulatory, administrative, civil or criminal matters, or any other impediments that would affect Executive’s employment, licensing or registration. Should Executive become a subject of any such complaints, actions or matters, Executive agrees to immediately report such fact, in writing, to Employer.

(d)Executive has no other agreements or understandings, written or oral, with Employer regarding compensation, non-competition or non-solicitation.

SECTION 6. COVENANTS OF EXECUTIVE

6.1.Non-Competition. Executive acknowledges that, in the course of his employment with Employer pursuant to this Agreement, he will become familiar with trade secrets and other confidential information concerning Employer and its affiliates and that his services have been and will be of special, unique and extraordinary value to Employer. Executive agrees that for the Term and, for a period of one (1) year thereafter, he shall not in any manner, directly or indirectly, personally or through any Executive Related Entity or otherwise, engage or be engaged, or work for or assist (i) any other person, firm, corporation, enterprise or business engaged in Retail Leasing in the Relevant Markets unless previously approved in writing by Employer (ii) any Competitor unless previously approved in writing by Employer. Notwithstanding the foregoing, the following will not be deemed to violate this paragraph:

(1)Ownership by Executive of less than five percent (5%) in aggregate of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a securities exchange or publicly traded in the over-the-counter market.

(2)Service by Executive in any capacity with any civic, educational or charitable organization, provided that such activities and services do not interfere or conflict with the performance of his duties hereunder or create any conflict of interest with such duties.

6.2.Compliance with Policies. Executive agrees to comply with all written lawful policies of Employer in effect from time to time.

6.3.Non-Solicitation of Employees. Executive agrees that during the Term and for a period of one (1) year thereafter, Executive will not, directly or indirectly, disrupt, damage, impair, or interfere with the business of Employer or any affiliate thereof by hiring, or allowing any Executive Related Entity to hire, any employee of Employer or any affiliate thereof or by soliciting, influencing, encouraging or recruiting any employee of Employer or any affiliate thereof to work for Executive or an Executive Related Entity.

6.4.Confidentiality; Proprietary Information. Executive agrees that during the course of his employment with Employer, he will have access to and learn trade secrets and other non-public, confidential, and/or proprietary information concerning the business (including but not limited to its employees, services, practices or policies) of Employer and its affiliates (collectively, “Confidential Information”). Executive promises never to make use of, disclose, or divulge any Confidential Information, directly or indirectly, except to the extent such use or disclosure is (i) necessary to the performance of this Agreement and in furtherance of Employer’s best interests, (ii) lawfully and publicly obtainable from other sources through no fault or breach of Executive, or (iii) authorized in writing by Employer. All records, files, documents, drawings, specifications, software, computerized data and information on any medium, equipment, and similar items or materials containing Confidential Information or otherwise relating to the business of Employer or its affiliates, including without limitation all records relating to customers (collectively, “Employer Materials”), whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the exclusive property of Employer or such affiliates. Upon termination of employment, Executive agrees to promptly deliver to Employer all Employer Materials in the possession or under the control of Executive. The provisions of this Section 6.4 shall survive the expiration, suspension or termination of this Agreement for any reason. Executive promises that if he ever becomes legally compelled (for example, by court order or subpoena) to disclose any Confidential Information or Employer Materials, he will notify Employer as soon as possible after learning of the requested disclosure and, prior to disclosing any such information or materials, cooperate fully with Employer in its pursuit of a protective order or other lawful efforts to resist disclosure. Notwithstanding the foregoing, Confidential Information shall not include (a) the identity and contact information of Executive’s contacts, including those existing prior to commencement of his employment with Employer or developed during his employment, or (b) information already known by Executive prior to his employment with Employer or its affiliates.

6.5    Severability of Provisions. Executive agrees that each of the restrictions set out in Sections 6.1, 6.2, 6.3, and 6.4 above represents a separate and independent restriction, and that such restrictions are reasonable in the context of Executive’s position with Employer. If for any reason whatsoever, any one or more of such restrictions contained in such Sections shall, individually or taken together, be adjudged to go beyond what is reasonable for the protection of the legitimate interest of Employer and its affiliates, such restriction or restrictions shall be severed from this Agreement without affecting the remainder of the provisions in this Agreement, which shall remain in full force and effect.

6.6Injunctive Relief. Executive agrees that the covenants and restrictions set out in Sections 6.1, 6.2, 6.3, 6.4 and 6.5 above are fair, reasonable and necessary and are reasonably required for the protection of Employer and its affiliates, having regard to Executive’s seniority and position with Employer. Executive also acknowledges that any breach by him of any provision of Sections 6.1, 6.2, 6.3, 6.4 and 6.5 above is likely to cause irreparable harm to Employer and its interests. Executive accepts that monetary damages are unlikely to adequately compensate Employer in such event, and hence, in the event of any actual or threatened breach of any provision of Sections 6.1, 6.2, 6.3, 6.4 and 6.5 above, Executive agrees that Employer shall be entitled to injunctive or other equitable relief from any court of competent jurisdiction to enjoin such breach (without being required to post any bond or other security therefor), and Executive expressly submits to the jurisdiction of any such court for this purpose. Executive also consents to the issuance by such court of a temporary restraining order to maintain the status quo pending the outcome of any substantive proceedings.

6.7Definitions. For purposes of this Section 6, the following capitalized terms shall have the meanings provided below:

(1)“Executive Related Entity” means any person, firm, corporation, enterprise, or partnership, in which Executive holds any interest or in respect of which Executive serves as an officer, director, shareholder, investor or employee or serves as an advisor or consultant, or in relation to which Executive is otherwise affiliated.

(2)“Retail Leasing” means leasing or advising on leasing retail shopping centers or free-standing buildings with multiple retail tenants or licensees, which shopping centers or buildings contain in excess of 100,000 square feet of gross leasable space.

(3)“Relevant Markets” means a radius of fifty (50) miles from any existing or proposed shopping center beneficially owned or managed (in whole or part) by Employer or its affiliates.

(4)“Competitor” means any person or entity, or any affiliate thereof, who, as of the date(s) that any action(s) listed above is/are taken: (i) owns two or more leases, anchor pads and/or parcels of real property (or any two or more combinations of any of the foregoing) at any shopping center owned directly or indirectly by The Taubman Realty Group Limited Partnership; (ii) is included on the FTSE NAREIT All REITs Index (or any successor index published by NAREIT); or (iii) owns and/or manages a retail real estate portfolio in excess of one million square feet in the US.

SECTION 7. COMPLIANCE

Executive agrees to abide by all existing and future laws, all rules and regulations set forth by all competent regulatory agencies, exchanges, and self-regulatory bodies and Employer’s internal rules and regulations and written lawful policies and practices. Executive further agrees to submit to such supervision as may be necessary to ensure compliance therewith.
SECTION 8. MISCELLANEOUS

8.1Succession; Survival. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Executive, this Agreement may not be assigned other than to an affiliate of Employer or in connection with a merger or sale of all or substantially all of the assets of Employer or a similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of Employer hereunder. The obligations and duties of Executive hereunder are personal and otherwise not assignable. Amounts payable to Executive hereunder shall not be subject to sale, transfer, pledge, assignment or alienation other than by will or the laws of descent and distribution.

8.2Notices. Any notice or other communication to be delivered to any party hereto in connection with this Agreement shall be in writing and sent to the address for such party indicated below, or at such other address as such party may from time to time in writing designate to the other party:

If to Employer:

The Taubman Company LLC
200 East Long Lake Road
Bloomfield Hills, Michigan 48304
United States of America
Facsimile:    +1-248-258-7601
Attention:    President

With a copy to:

The Taubman Company LLC
200 East Long Lake Road
Bloomfield Hills, Michigan 48304
United States of America
Facsimile:    +1-248-258-7586
Attention:    General Counsel

If to Executive:

Paul Wright

Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 8.2 and an appropriate confirmation of transmission is received, or (ii) if given by any other means, when actually delivered to the intended address.
8.3Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes any prior agreements, undertakings, commitments and practices relating to the subject matter thereof. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by Executive and, on behalf of Employer.

8.4Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

8.5Choice of Law. This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, the relationship of the parties or the subject matter hereof shall be governed by and construed in accordance with the laws of Michigan applicable to contracts made and performed in such jurisdiction and without regard to conflicts of law doctrines, to the extent permitted by law.

8.6Choice of Venue. Subject to Section 6.6, any dispute, controversy, or claim arising out of or in respect of this Agreement (or its validity, interpretation, or enforcement, or alleging breach thereof) or Executive’s employment with the Employer shall be submitted to, adjudicated by, and subject to the exclusive jurisdiction of the state or federal courts in Oakland County, Michigan or the federal courts in the Eastern District of Michigan and both Employer and Executive hereby consent to such venues as the exclusive forums for resolution of the aforementioned disputes, submit to the personal jurisdiction of said courts to hear such disputes, and waive all objections to such courts hearing and adjudicating such disputes.

8.7Place of Employment. The principal place of employment and the location of Executive’s principal office shall initially be in Bloomfield Hills, Michigan; provided, however, that Executive will be expected to engage in frequent travel as Employer may reasonably request or as may be required for the proper rendition of services hereunder. Employer agrees to engage in reasonable, good faith efforts, at Executive’s request, to adjust Executive’s travel schedule so as to minimize the likelihood of any adverse income tax impact to Executive as a result of such travel or of Executive’s rendition of services outside of the United States.

8.8Severability. If this Agreement shall for any reason be or become unenforceable in any material respect by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. Subject to Section 6.5, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

8.9Section Headings. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.10Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

8.11Representation by Counsel; Interpretation. Employer and Executive each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

8.12    Right of Offset. Employer shall have the right to set off, against any amount otherwise payable to Employee under this Agreement, any amount owed by Employee to Employer or to any affiliate of Employer, whether under this Agreement or otherwise.
8.13    Cooperation. Notwithstanding the provisions of Section 2.3 and Section 4.3(a) hereof, the parties agree to work together in good faith to implement the provisions of such sections and any acts contemplated thereby in a manner that does not alter the economic arrangement among the parties, but that is tax efficient for the parties, taking into account the various jurisdictions that have taxing authority over the parties.
8.14.    Section 409A. This Agreement is intended to comply with and be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance issued thereunder (collectively, “Section 409A”). Each payment in a series of payments provided to Executive pursuant to this Agreement will be deemed a separate payment for purposes of Section 409A. In the event that Executive is determined by the Employer to be a “specified employee” for purposes of Section 409A at the time of his separation from service with Employer, any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to Executive during the first six months following his separation from service shall be delayed and paid in a lump sum upon the first day of the seventh month following Executive’s separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule. As used in this Agreement, “termination of employment” and similar terms mean Executive’s “separation from service” as that term is defined in Treasury Regulation Section 1.409A-1(h). Employer’s payment or reimbursement of Executive’s expenses as provided for in this Agreement will be made in accordance with Employer’s regular policies and in all events be made on or before the end of the calendar year following the calendar year in which an expense was incurred, will not affect the expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit.
[Signatures on next page]

IN WITNESS WHEREOF the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the date first-above written.
THE TAUBMAN COMPANY LLC,
a Delaware limited liability company

By:    /s/ Holly Kinnear

Its:    SVP and CHRO

/s/ Paul Wright
PAUL WRIGHT

Exhibit A
RESIGNATION AND RELEASE OF CLAIMS
Reference is made to that certain Employment Agreement, dated as of the 30th day of March, 2017, (the “Employment Agreement”), between The Taubman Company LLC (“Employer”) and Paul Wright (“Executive”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Employment Agreement. For good and valuable consideration, Executive agrees as follows:
1.Resignation.    Executive hereby resigns from all directorships or other positions which Executive may hold with Employer or its subsidiaries and affiliates.

2.General Release. To the fullest extent permitted by law, Executive waives, releases, and discharges Employer, together with its current and former officers, directors, agents, employees, subsidiaries, affiliated entities, related entities, attorneys, any other representatives, and successors in interest (collectively referred to as “Released Parties”), separately, together, or in any combination, from any claims and any causes of action arising in the course of or out of Executive’s employment with Employer or the termination of Executive employment with Employer under any state and federal statutes and under the common law.

Executive and Employer intend that, to the fullest extent permitted by law, these waivers, releases, and discharges will be a general release, will extinguish any claims and any causes of action, will preclude any lawsuit or any other legal claim by Executive against any of the Released Parties about anything that occurred before the date of the signing of this Agreement, including any claim or any cause of action arising out of or relating to Executive’s employment with Employer or the termination of Executive’s employment with Employer. This Agreement will not be construed to prohibit the filing of a Charge of Discrimination with the Equal Employment Opportunity Commission (“EEOC”) or a state agency, but this Agreement includes a release of Executive’s right to file a lawsuit or to receive any monetary recovery and any other remedies if the EEOC or a state agency pursues any claims on Executive’s behalf. The only claims and causes of action that Executive is not waiving, releasing, and discharging are for the consideration that Executive will receive under Section 4.3(a) of the Employment Agreement, if any; any and all rights, benefits, entitlements, and indemnities under any D&O Liability Insurance; and any claims and causes of action that, as a matter of law, cannot be waived, released, and discharged.
3.Agreement Not to Sue. In return for Employer’s obligations under this Agreement, Executive gives up, to the fullest extent permitted by law, any right to file any lawsuit against Employer about anything arising in the course of or out of Executive’s employment or the termination of Executive’s employment with Employer under the law of any state or country, whether statutory or common law.

4.Accord and Satisfaction. The consideration set forth in this Resignation and Release of Claims is in full accord and satisfaction of any claims and any causes of action that Executive has, may have, or may have had against Employer arising in the course of or out of Executive’s employment with Employer or the termination of Executive’s employment with Employer.

5.After Discovered Facts. Executive acknowledges that Executive may discover facts different from or in addition to those that Executive now knows or believes to be true, and this waiver and release will remain effective in all respects, despite the discovery of any different or additional facts.

6.No Pending Claims. Executive has not filed any claims, charges, suits, or actions of any kind against any of the Released Parties that have not been fully resolved as of the date of the signing of this Resignation and Release of Claims.

7.Agreement as Complete Defense. If Executive asserts against any of the Released Parties any claim or any cause of action within the scope of paragraph 2 above, Released Parties may assert this Agreement as a complete defense to that claim or cause of action. Executive will reimburse Released Parties for any expenses and legal fees that Released Parties incur in defending any such claim or cause of action, in addition to any other relief to which Released Parties may be entitled.

8.No Other Compensation. Executive is not entitled to any compensation, bonuses, commissions, benefits, or any other consideration from Employer, except as may be expressly provided in Section 4.3(a) of the Employment Agreement.

/s/ Paul Wright
PAUL WRIGHT

Date: March 30, 2017